Exhibit 10.8
AGREEMENT BY AND BETWEEN
The Savannah Bank National Association
Savannah, Georgia
and
The Comptroller of the Currency

The Savannah Bank National Association, Savannah, Georgia (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.
The Comptroller has found unsafe and unsound banking practices including practices related to the Bank’s asset quality, credit risk, strategic planning, capital planning, and liquidity risk management.
In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I

JURISDICTION

(1)    This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).

(2)    This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).

(3)    This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(6)(ii).  See 12 U.S.C. § 1831i.

(4)    This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).

(5)         All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to the:

Assistant Deputy Comptroller
Jacksonville Field Office
8375 Dix Ellis Trail, Suite 403
Jacksonville, Florida 32256

ARTICLE II

COMPLIANCE COMMITTEE

(1)    Within fifteen (15) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least four (4) directors, of which no more than one (1) shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person.  Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller.  The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Agreement.

(2)   The Compliance Committee shall meet at least monthly.

(3)   Within forty-five (45) days of the date of this Agreement and quarterly thereafter while this Agreement is in effect, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)	a description of the action needed to achieve full compliance with each Article of this Agreement;
(b)	actions taken to comply with each Article of this Agreement; and
(c)	the results and status of those actions.

(4)    The Board shall forward a copy of the Compliance Committee's report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of the quarter end.

(5)    The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to this Article.

ARTICLE III

CRITICIZED ASSETS

(1)    The Bank shall take immediate and continuing action to protect its interest in those assets criticized in the ROE, in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.

(2)    Within sixty (60) days from the effective date of the Agreement, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program that is effective in eliminating the basis of criticism of assets criticized in the ROE, in any subsequent Report of Examination, or by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination as "doubtful," "substandard," or "special mention” (that have not been previously collected or charged off).  This program shall require the Bank to include in its workout strategy for each criticized asset, at a minimum:

(a)	an identification of the expected sources of repayment;
(b)	the appraised value of supporting collateral and the position of the Bank's lien on such collateral where applicable;
(c)	an analysis of current and satisfactory credit information, including cash flow analysis where loans or securities are to be repaid from operations; and
(d)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment.
(3)    Upon adoption, a copy of the program shall be forwarded to the Assistant Deputy Comptroller within ten (10) days.  Any subsequent modifications or additions to the program shall be forwarded to the Assistant Deputy Comptroller with ten (10) days of the modification or addition.

(4)    While this Agreement remains in effect, the Board, or a designated committee, shall review on a quarterly basis the status of each criticized asset or criticized portion thereof that equals or exceeds seven hundred and fifty thousand dollars ($750,000.00).  Status updates for each criticized asset (or portion thereof) that equals or exceeds seven hundred and fifty thousand dollars ($750,000.00) shall be forwarded to the Assistant Deputy Comptroller on a quarterly basis.  The status updates shall follow a format similar to Appendix A, attached hereto.

(5)    While this Agreement remains in effect, on a quarterly basis, the Board, or a designated committee, shall conduct a written review of the criticized asset program developed pursuant to this Article to determine:

(a)	management's adherence to the program adopted pursuant to this Article;
(b)	the status and effectiveness of the written program; and
(c)	the need to revise the program or take alternative action.

(6)    A copy of each written review of the criticized asset program shall be forwarded to the Assistant Deputy Comptroller within ten (10) days of the quarter end.

(7)   While this Agreement remains in effect, the Bank may extend credit, directly or indirectly, including renewals, extensions or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination and whose aggregate loans or other extensions exceed seven hundred and fifty thousand dollars ($750,000.00) only if each of the following conditions is met:

(a)
the Board or designated committee finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank; and

(b)	a comparison to the written program adopted pursuant to this Article shows that the Board's formal plan to collect or strengthen the criticized asset will not be compromised.
(8)   A copy of the approval of the Board or of the designated committee shall be maintained in the file of the affected borrower.

(9)   The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to this Article.

ARTICLE IV

CREDIT RISK

(1)    Within sixty (60) days of the effective date of this Agreement, the Board shall develop, implement, and while this Agreement is in effect ensure Bank adherence to a written program to reduce the high level of credit risk in the Bank.  The program shall include, but not be limited to:

(a)	Development of specific goals for the reduction of classified and criticized assets and a timeframe for meeting those goals; and
(b)	Development of specific goals for reduction of concentrations of credit in excess of guidance levels for commercial real estate as established in OCC Bulletin 2006-46.
(2)	Upon adoption, the Board shall submit a copy of the program to the Assistant
Deputy Comptroller.

(3)           At least quarterly, the Board shall prepare a written assessment of the bank’s credit risk, which shall evaluate the Bank’s progress under the aforementioned program.  The Board shall submit a copy of this assessment to the Assistant Deputy Comptroller.

(4)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE V

STRATEGIC PLAN

(1)   Within ninety (90) days from the effective date of this Agreement, the Board shall adopt, implement, and while this Agreement is in effect ensure Bank adherence to a written strategic plan for the Bank, which shall cover at least a three-year period.  The strategic plan shall establish objectives for the Bank's overall risk profile, earnings performance, growth expectations, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of nonperforming assets, product line development and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives and, at a minimum, include:

(a)	a mission statement that forms the frameword for the establishment of strategic goals and objectives;

(b)	an assessment of the Bank's present and future operating environment;

(c)	the development of strategic goals and objectives to be accomplished over the short and long term;

(d)	an indemnification of the Bank's present and future product lines (assets and liabilities) that will be utilized to accomplishthe strategic goals and objectives established in (1)(c) of this Article;

(e)	an evaluation of the Bank's internal operations, staffing requirements, board and management information sysytems and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives developed under (1)(c) of this Article;

(f)	a management employment and succession program to promote the retention and continuity of capable management;

(g)	product line development and market segments that the Bank intends to promote or develop;

(h)	an action plan to improve Bank earnings and accomplish identified strategic goals and objectives, including individual responsibilities, accountability and specific time frames, which shall include:

(i)	identification of the major areas in and means by which the Board will seek to improve the Bank's operating performance:

(ii)	realistic and comprehensive budgets, including projected balance sheets and year-end income statements;

(iii)	a budget review process to monitor both the Bank's income and expenses, and to compare actual figures with budgetary projections; and

(iv)	a description of the operating assumptions that form the basis for major projected income and expense components.

(i)	a financial forecast to include projections for major balance sheet and income statement accounts and desired financial ratios over the period covered by the strategic plan;

(j)	control systems to mitigate risks associated with planned new products, growth, or any proposed changes in the Bank’s operating environment;

(k)	specific plans to establish responsibilities and accountability for the strategic planning process, new products, growth goals, or proposed changes in the Bank’s operating environment; and

(l)	systems to monitor the Bank’s progress in meeting the plan’s goals and objectives.

(2)    Upon adoption, a copy of the plan shall be forwarded to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.  Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the strategic plan.

(3)    The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the plan developed pursuant to this Article.

ARTICLE VI

CAPITAL PLANNING

(1)           Within ninety (90) days from the effective date of this Agreement, the Board shall develop, implement, and thereafter ensure adherence to a three year capital program.  The program shall include:

(a)	specific plans for the maintenance of capital commensurate with the Bank’s risk profile;

(b)	projections for growth and capital requirements based upon a detailed analysis of the Bank's assets, liabilities, earnings, fixed assets, and off-balance sheet activities;

(c)	projections of the sources and timing of additional capital to meet the Bank's current and future needs;

(d)	the primary source(s) from which the Bank will strengthen its capital structure to meet the Bank's needs;

(e)	contingency plans that identify alternative methods should the primary source(s) under (d) above not be available; and

(f)		a dividend policy that permits the declaration of a dividend only:

	(i)	when the Bank is in compliance with its approved capital program;

	(ii)	when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and

	(iii)	with the prior written determination of no supervisory objection by the Assistant Deputy Comptroller. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the dividend policy.

(2)           Upon completion, the Bank's capital plan shall be submitted to the Assistant Deputy Comptroller for prior determination of no supervisory objection.  Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the capital plan.  The Board shall review and update the Bank's capital plan as necessary.  Copies of the reviews and updates shall be submitted to the Assistant Deputy Comptroller.

(3)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to this Article.

ARTICLE VII

BROKERED DEPOSITS

(1)           The Bank may accept, renew, or rollover Brokered Deposits (as defined by 12 C.F.R. § 337.6(a)(2)) for deposit at the Bank only after obtaining a prior written determination of no supervisory objection from the Assistant Deputy Comptroller.  This written determination is not required for Deutsche Bank Money Market Accounts as long as they do not exceed thirty-five million ($35 million).

(2)           The limitation of paragraph (1) shall include the acquisition of Brokered Deposits through any transfer, purchase, or sale of assets, including Federal funds transactions.

(3)           If the Bank seeks to acquire Brokered Deposits, the Board shall apply to the Assistant Deputy Comptroller for written permission.  Such application shall contain, at a minimum, the following:
(a)	the dollar volume, maturities, and cost of the Brokered Deposits to be acquired;

(b)	the proposed use of the Brokered Deposits, i.e., short-term liquidity or restructuring of liabilities to reduce cost;

(c)	alternative funding sources available to the Bank; and

(d)	the reasons why the Bank believes that the acceptance of the Brokered Deposits does not constitute an unsafe and unsound practice in its particular circumstances.

     (4)           The Assistant Deputy Comptroller may require the submission of such additional information as necessary to make an informed decision.  Upon consideration of the Bank's application, the Assistant Deputy Comptroller will determine whether the proposed acquisition of Brokered Deposits may be accomplished in a safe and sound manner and may condition the Bank's acquisition as the Assistant Deputy Comptroller shall deem appropriate.

(5)           Nothing in this article shall relieve the Bank of any obligation under 12 U.S.C. § 1831f, if applicable, to seek necessary approvals from the Federal Deposit Insurance Corporation before accepting Brokered Deposits and to comply with all the requirements of 12 U.S.C. § 1831f.

(6)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to requirements of this Article.

ARTICLE VIII

CONCLUSION

(1)           Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2)           It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him/her by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3)           Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement.  Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.

(4)           The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

(5)           In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(g)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;
(h)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;
(i)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and
(j)	require corrective action be taken in a timely manner of any non-compliance with such actions.

(4) This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.  Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law.  The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.  The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.  The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set her hand on behalf of the Comptroller.

/s/ Debra A. Garland                                                 October 5, 2011
Debra A. Garland Assistant Deputy Comptroller Jacksonville Field Office	Date

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Francis A. Brown	October 5, 2011
Francis A. Brown	Date

/s/ Russell W. Carpenter	October 5, 2011
Russell W. Carpenter	Date

/s/ Steven G. Chick	October 5, 2011
Steven G. Chick	Date

/s/ Clifford H. Dales	October 5, 2011
Clifford H. Dales	Date

/s/ Robert H. Demere, Jr.	October 5, 2011
Robert H. Demere, Jr.	Date

/s/ Berryman W. Edwards	October 5, 2011
Berryman W. Edwards	Date

/s/ J. Wiley Ellis	October 5, 2011
J. Wiley Ellis	Date

/s/ Joseph B. Fraser, III	October 5, 2011
Joseph B. Fraser, III	Date

/s/ Holden T. Hayes	October 5, 2011
Holden T. Hayes	Date

/s/ John C. Helmken, II	October 5, 2011
John C. Helmken, II	Date

/s/ William E. Johnston	October 5, 2011
William E. Johnston	Date

/s/ Aaron M. Levy	October 5, 2011
Aaron M. Levy	Date

/s/ J. Curtis Lewis, III	October 5, 2011
J. Curtis Lewis, III	Date

/s/ M. Lane Morrison	October 5, 2011
M. Lane Morrison	Date

/s/ Jane Vaden Thacher	October 5, 2011
Jane Vaden Thacher	Date

/s/ Holly S. Young	October 5, 2011
Holly S. Young	Date

APPENDIX A
The Savannah Bank National Association
Savannah, Georgia

CRITICIZED ASSET REPORT AS OF:

BORROWER(S):
ASSET BALANCE(S) AND OCC RATING (SM, SUBSTANDARD, DOUBTFUL OR LOSS):
$ CRITICISM
AMOUNT CHARGED OFF TO DATE
FUTURE POTENTIAL CHARGE-OFF

PRESENT STATUS (Fully explain any increase in outstanding balance; include past due status, nonperforming, significant progress or deterioration, etc.):
FINANCIAL AND/OR COLLATERAL SUPPORT (include brief summary of most current financial information, appraised value of collateral and/or estimated value and date thereof, bank's lien position and amount of available equity, if any, guarantor(s) info, etc.):

PROPOSED PLAN OF ACTION TO ELIMINATE ASSET CRITICISM(S) AND TIME FRAME FOR ITS ACCOMPLISHMENT:
IDENTIFIED SOURCE OF REPAYMENT AND DEFINED REPAYMENT PROGRAM (repayment program should coincide with source of repayment):
Use this form for reporting each criticized asset that exceeds seven hundred and fifty thousand dollars ($750,000.00) and retain the original in the credit file for review by the examiners.  Submit your reports (quarterly) until notified otherwise, in writing, by the Assistant Deputy Comptroller.

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